UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2014

QUINTILES TRANSNATIONAL HOLDINGS INC.

(Exact name of registrant as specified in its charter)

North Carolina	001-35907	27-1341991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4820 Emperor Blvd. Durham, North Carolina	27703
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 998-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 8, 2014, Michael I. Mortimer, Executive Vice President, Human Resources and Corporate Administration, of Quintiles Transnational Holdings Inc. (the “Company”), informed the Company of his resignation as an officer and employee. While his resignation as an officer of the Company is effective on May 12, 2014, he will remain an employee until June 30, 2014. Mr. Mortimer’s resignation was a personal decision and was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Company’s Board of Directors accepted Mr. Mortimer’s resignation and noted appreciation for his contributions and service to the Company.

In connection with his resignation, on May 12, 2014, Mr. Mortimer entered into a Consulting and General Release Agreement (the “Agreement”) with Quintiles Transnational Corp., a wholly owned subsidiary of the Company, pursuant to which Mr. Mortimer will continue as an employee until June 30, 2014 and provide consulting services to the Company as an independent contractor until December 31, 2014, at which time Mr. Mortimer will retire.

Under the Agreement, until June 30, 2014, Mr. Mortimer will perform such duties and special projects as he is assigned by the Company and shall be paid his regular existing compensation and benefits through such date. Additionally, the Company agrees to pay Mr. Mortimer the following amounts under the Agreement: (i) a lump sum payment in cash of $350,000 as a bonus for the 2014 performance year, less applicable withholdings; provided, however, that if the Company does not pay out to the other participants in the Management Incentive Plan 100% of the bonus pool for 2014, then the amount due Mr. Mortimer shall be reduced by the same percentage that the Company’s payout of the Management Incentive Plan bonus pool is below 100%; (ii) monthly consulting fees of $50,000 per month from July 1, 2014 until December 31, 2014 (the “Consulting Term”); and (iii) from June 30, 2014 through December 31, 2014, (a) continued provision of benefits equivalent to those to which Mr. Mortimer would have been entitled under the Company’s expatriate benefit package had Mr. Mortimer remained employed, provided that, in lieu of any relocation expenses or benefits related to a relocation back to the United States provided for in such package, the Company shall pay to Mr. Mortimer, on or before December 31, 2014, a lump sum payment of $600,000; such expatriate benefits shall be grossed-up for income taxes consistent with prior practices to put the Executive in the same after-tax position as had such benefits and payments not constituted taxable income; and (b) provision of medical, dental and vision insurance benefits substantially equivalent to those he had prior to his resignation; and (iv) tax preparation services for the 2014 and 2015 tax years.

Pursuant to the various stock incentive plans previously disclosed under which the Company granted Mr. Mortimer stock options, Mr. Mortimer will have up to 365 days to exercise such options from the date of his retirement.

The Agreement also provides that certain terms of the Executive Employment Agreement, dated June 1, 2003, between Mr. Mortimer and Quintiles Transnational Corp., as amended, will survive termination of such agreement and that the terms of Section 6.3 therein related to competitive business activities shall be modified to apply, with exceptions for certain permitted activities, during the Consulting Term and to extend for the two (2) year period following the expiration of the Consulting Term. The Agreement also contains a mutual nondisparagement clause.

In consideration of the benefits contained in the Agreement, including the monthly consulting fees, the Agreement contains a standard current release of claims. Mr. Mortimer has also agreed to execute a Supplemental General Release Agreement in connection with the expiration of the Consulting Term.

The description of the Agreement contained herein is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

See the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 12, 2014	QUINTILES TRANSNATIONAL HOLDINGS INC.

	By:	/s/ Kevin K. Gordon
Kevin K. Gordon
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Document

10.1	Consulting and General Release Agreement, dated May 12, 2014, between Michael I. Mortimer and Quintiles Transnational Corp.